Exhibit 99.1

Youngevity International Delivers Record Revenue for Q3 2016

SAN DIEGO, CA--( Nov 11, 2016) - Youngevity International, Inc. ( OTCQX : YGYI ) (www.YGYI.com), a global direct marketer of a diversified portfolio of wholesome products and consumer services operating multiple subsidiaries around the world including a “field to cup” vertically-integrated coffee operation today reported financial results for the third quarter and nine months ended September 30, 2016.

Third Quarter 2016 Highlights:
●
Revenues increased 5.4% over the prior year period to $43.5 million;
●
Gross Profit increased 5.3% to $26.4 million compared to the prior year period;
●
Coffee Segment records significant improvement in gross profit and operating margins.
"We are excited to report record revenue for the third quarter 2016. We continue to see improved sales and customer growth in the United States and our international markets," stated Steve Wallach, Chief Executive Officer of Youngevity International. He continued, “I was proud to see the significant improvements derived from our coffee segment as this business continues to scale."

"The third quarter typically represents a slower selling season, however, our diversified revenue model was able to deliver record quarterly revenue to our top line,” said Dave Briskie, President and Chief Financial Officer of Youngevity International. He continued, “We were pleased to see our distributors evolving their sales organizations toward broader based consumption through our diversified platform of products and services.”

Third Quarter 2016 Financial Results

For the three months ended September 30, 2016, our total revenue increased 5.4% to $43.5 million as compared to $41.3 million for the three months ended September 30, 2015.  During the three months ended September 30, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales.

Gross profit for the third quarter increased approximately 5.3% to $26.4 million as compared to $25.0 million for the three months ended September 30, 2015. Gross profit in the commercial coffee segment improved, primarily due to increased margins in the green coffee business.

For the three months ended September 30, 2016, our operating expenses increased approximately 7.6% to $25.8 million as compared to $24.0 million for the three months ended September 30, 2015. Sales and marketing expenses for the three months ending September 30, 2016 increased 34.0% to $3.2 million from $2.4 million for the three months ended September 30, 2015, primarily due to expenses related to the distributor annual convention held in the current quarter and increases in marketing related wages and expenses and customer service labor costs.

General and administrative expense increased 7.0% to $4.5 million compared to the same period in the prior year, primarily due to increases in costs related to our international expansion, employee compensation and labor costs, amortization costs, computer related costs, travel costs, offset by a decrease in non-cash expense of $253,000 as compared to the same period last year. In addition, the contingent liability revaluation resulted in a benefit of $315,000 in the current quarter compared to an expense of $120,000 in the same period last year.

For the three months ended September 30, 2016, total other expense increased by $545,000 to $577,000 as compared to $32,000 for the three months ended September 30, 2015 primarily due to the change in fair value of the warrant derivative liability benefit from $1.1 million in 2015 to $369,000 for the three months ended September 30, 2016. Net interest expense decreased by $155,000 to $946,000 as compared to $1.1 million for the same period last year.

For the third quarter ended September 30, 2016, the Company reported a net income of $67,000 as compared to net income of $416,000 for the same period last year.

Fiscal 2016 First Nine Months Results:

For the nine months ended September 30, 2016, revenues increased 6.3% to $124.3 million as compared to $116.9 million for the nine months ended September 30, 2015.  During the nine months ended September 30, 2016, we derived approximately 89% of our revenue from our direct sales and approximately 11% of our revenue from our commercial coffee sales. The increase derived from direct selling was primarily attributed to the increase in our product offerings, the increase in the number of distributors selling our product, price increases on certain products and the increase in the number of customers consuming our products as well as $4.1 million in additional revenues derived from the Company’s 2016 acquisitions.

For the nine months ended September 30, 2016, gross profit increased approximately 8.7% to $75.2 million as compared to $69.1 million for the same period last year. Gross profit in the commercial coffee segment improved, primarily due to increased margins in the green coffee business.

For the nine months ended September 30, 2016, our operating expenses increased approximately 9.9% to $71.9 million as compared to $65.4 million for the same period last year.

For the nine months ended September 30, 2016, distributor compensation increased 7.6% to $50.9 million from $47.3 million for the same period last year. This increase was primarily attributable to the increase in revenues and increased distributor incentives. Distributor compensation as a percentage of direct selling revenues increased to 46.1% as compared to 45.8% for the same period last year.

For the nine months ended September 30, 2016, the sales and marketing expense increased 25.2% to $7.6 million from $6.1 million in the same period last year, primarily due to an increase in convention and distributor event costs, as well as marketing and customer service labor costs.

For the nine months ended September 30, 2016, the general and administrative expense increased 11.2% to $13.4 million from $12.1 million in the same period last year, primarily due to increases in consulting costs related to international expansion, travel expenses, website maintenance costs, insurance, bank fees and employee compensation costs, offset by a decrease in non-cash expense of $253,000 as compared to the same period last year. In addition, the contingent liability revaluation resulted in a benefit of $1.185 million for the nine months ended September 30, 2016, compared to an expense of $120,000 in the same period last year.

Total other expense for the nine months ended September 30, 2016 decreased by $1.9 million to $2.6 million as compared to $4.5 million for the nine months ended September 30, 2015 primarily due to the change in fair value of the warrant derivative liability from an expense of $1.2 million in 2015 to a gain of $535,000 in 2016. Net interest expense decreased by $141,000 to $3.1 million as compared to $3.3 million for the same period last year.

For the nine months ended September 30, 2016, the Company reported net income of $109,000 as compared to a net loss of $361,000 for the same period last year. The primary reason for the increase in net income when compared to prior year was due to the change in fair value of the warrant derivative liability discussed above, offset by a decrease in operating income discussed above and tax expense of $550,000 compared to a tax benefit of $431,000 in the prior year.

EBITDA (earnings before interest, income taxes, depreciation and amortization) as adjusted to remove the effect of stock based compensation expense and the change in the fair value of the warrant derivative or "Adjusted EBITDA," was $6.4 million for the nine months ended September 30, 2016 compared to $6.6 million for the same period last year.

Conference Call Information
Management will host a conference call today at 4:15 PM EST (1:15 PM PST), to discuss the Company's financial results, for the third quarter and nine months ended September 30, 2016. Investors can access the conference call by dialing Toll: 1 (213) 929-4212 and entering the access code: 796-491-997. It is advised that you dial-in at least five minutes prior to the call. The conference call will be recorded and available for replay shortly after the conclusion of the call. Recorded calls are available in the Investor Relations section of the Youngevity International website: http://ygyi.com/calls.php

Non-GAAP Financial Measure -- Adjusted EBITDA
This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.
Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.
Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, and amortization, stock based compensation expense and change in the fair value of the warrant derivative, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation is provided at the end of this press release.
About Youngevity International
Youngevity International, Inc. ( OTCQX :YGYI ) (www.YGYI.com) is a global direct marketer of a diversified portfolio of wholesome products and consumer services.  The company operates multiple subsidiaries around the world including a vertically-integrated coffee operation that serves, on a "field to cup" basis, gourmet coffees to the commercial, retail and direct sales channels. The Company was formed after the merger of Youngevity Essential Life Sciences (www.youngevity.com) and Javalution Coffee Company in the summer of 2011. For more information, visit www.YGYI.com or find us on Facebook https://www.facebook.com/Youngevity or follow us on Twitter @youngevity https://twitter.com/youngevity.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding our continued improved sales and customer growth in the United States and our international markets and the improvements in scale derived from our coffee segment . These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand our distribution, our ability to add additional products (whether developed internally or through acquisitions), our ability to continue our financial performance, and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Table follows

Youngevity International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$43,562	$41,326	$124,264	$116,876
Cost of revenues	17,194	16,293	49,102	47,752
Gross profit	26,368	25,033	75,162	69,124
Operating expenses
Distributor compensation	18,101	17,387	50,871	47,261
Sales and marketing	3,181	2,374	7,619	6,087
General and administrative	4,510	4,215	13,409	12,056
Total operating expenses	25,792	23,976	71,899	65,404
Operating income	576	1,057	3,263	3,720
Change in the fair value of warrant derivative	369	1,069	535	(1,232)
Interest expense, net	(946)	(1,101)	(3,139)	(3,280)
Total other expense	(577)	(32)	(2,604)	(4,512)
Net (loss) income before income taxes	(1)	1,025	659	(792)
Income tax provision (benefit)	(68)	609	550	(431)
Net income (loss)	$67	$416	$109	$(361)
Reconciliation of Non-GAAP Measure
Adjusted EBITDA to Net Income (Loss)
(In thousands - unaudited))
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss)	$67	$416	$109	$(361)
Add:
Interest	946	1,101	3,139	3,280
Income taxes	(68)	609	550	(431)
Depreciation	341	325	1,119	895
Amortization	537	540	1,746	1,578
EBITDA	1,823	2,991	6,663	4,961
Add:
Stock based compensation	166	161	292	436
Change in the fair value of warrant derivative	(369)	(1,069)	(535)	1,232
Adjusted EBITDA	$1,620	$2,083	$6,420	$6,629